Exhibit 4.7

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [●].

NEITHER THIS WARRANT NOR ANY OF THE SECURITIES FOR WHICH THIS WARRANT MAY BE EXERCISED HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE OR JURISDICTION SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THIS WARRANT MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE OR OTHER JURISDICTION SECURITIES LAWS.

Warrant No. [●]	[●] Shares

JUSHI HOLDING INC.

COMMON STOCK PURCHASE WARRANT

THIS CERTIFIES that, for value received, [●], (together with its successors and permitted assignee or transferee of this Warrant or the Shares (defined below) issued upon exercise of this Warrant, the “Warrant Holder”) is entitled to subscribe for and purchase from Jushi Holding Inc., a British Columbia corporation, (the “Company”) [●] fully-paid and non-assessable shares (which number of shares is subject to adjustment as described herein) (the “Shares”) of the Company’s Class B Subordinate Voting Stock, no par value (the “Common Stock”), at the per share price equal to the Purchase Price (as defined in Section 1.3 below), at any time until the Expiration Date (as defined in Section 1.2 below).

This Warrant is being issued by the Company in connection with, but for the avoidance of doubt is detached from, the Company’s issuance of a Senior Secured Note in the aggregate principal amount of [●] to the Warrant Holder (the “Note”) pursuant to that certain Subscription Agreement dated as of [●] (the “Subscription Agreement”; capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Subscription Agreement or the Note).

1.	Issuance of Warrant.

1.1            Number of Shares Subject to Warrant. Subject to the terms and conditions herein set forth, the Warrant Holder is entitled to purchase from the Company [●] shares of Common Stock, subject to adjustment as provided herein.

1.2            Exercise Period. This Warrant shall be exercisable until 5:00 p.m., Eastern Time, on [●] (the “Expiration Date”).

1.3               Purchase Price. This Warrant is exercisable in whole or in part at an exercise price (the “Purchase Price”) of US$[●] per share.

1.4            Exercise of Warrant. The Warrant Holder shall exercise this Warrant in accordance with the provisions of Section 6 hereof.

the provisions of Section 6 hereof.

2.	Adjustments; Anti-Dilution Provisions.

2.1            Stock Split, Subdivision or Combination of Common Stock; Stock Dividend; Asset or Capital Dividend; or Rights Offerings.

(a)                Stock Split, Subdivision or Combination. If the Company, at any time while this Warrant is outstanding, shall split, subdivide or combine the Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), the number of Shares subject to purchase under this Warrant (i) shall be proportionately increased and the Purchase Price shall be proportionately decreased, in case of a split or subdivision of Common Stock, as of the effective date of such stock split or subdivision, or, if the Company shall take a record of the holders of the Common Stock for the purpose of so splitting or subdividing, as at such record date, whichever is earlier, or (ii) shall be proportionately decreased and the Purchase Price shall be proportionately increased, in the case of combination of Common Stock, as at the effective date of such combination or, if the Company shall take a record of holders of the Common Stock for the purpose of so combining, as at such record date, whichever is earlier.

(b)                Stock Dividends. In the event the Company, at any time or from time to time while this Warrant is outstanding, shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in Section 2.1(a) hereof) in the nature of a dividend of, Common Stock, then the Purchase Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Purchase Price in effect immediately prior to such date of determination by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution. The Warrant Holder shall thereafter be entitled to purchase, at the adjusted Purchase Price, the number of shares of Common Stock obtained by multiplying the Purchase Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon the exercise hereof immediately prior to such adjustment, and dividing the product so obtained by the adjusted Purchase Price.

(c)                Rights Offerings. If the Company grants, issues or sells Common Stock (other than a distribution in the nature of a dividend pursuant to Sections 2(b) or 2(d) hereof, which shall be governed by those sections, respectively), any preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (each, a “Common Stock Equivalent”), or other rights to purchase stock, warrants, securities or other property pro-rata to the record holders of the Company’s Common Stock (each, a “Purchase Right”), the Company shall give the Warrant Holder notice, in writing, not less than ten (10) Business Days prior to the record date for the receipt of such Purchase Rights (a “Purchase Rights Notice”). Each Warrant Holder shall have five (5) Business Days from the date of receipt of a Purchase Rights Notice (the “Right Offering Election Period”) to inform the Company, in writing, that such Warrant Holder affirmatively elects to receive the applicable Purchase Rights, in which case such Warrant Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Warrant Holder could have acquired if the Warrant Holder had held the number of Shares acquirable upon complete exercise of this Warrant (on the basis of a cash payment exercise) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. In the event a Warrant Holder does not elect, in writing, to receive the applicable Purchase Rights within the Rights Offering Election Period, the then-current Purchase Price of the Shares acquirable upon complete exercise of this Warrant on the record date set forth in the preceding sentence shall be adjusted downward by an amount equal to the fair market value of the Purchase Rights as of the applicable record date (as determined by the Company’s Board of Directors in good faith).

(d)                Asset or Capital Dividend. If the Company, at any time while this Warrant is outstanding, shall make a distribution of its assets pro-rata to the record holders of the Company’s Common Stock and/or any class of stock convertible into its Common Stock as a dividend (an “Asset Dividend”), the Company shall give the Warrant Holder notice, in writing, not less than ten (10) Business Days prior to the record date for the receipt of such Asset Dividend (an “Asset Dividend Notice”). Each Warrant Holder shall have five (5) Business Days from the date of receipt of an Asset Dividend Notice (the “Asset Dividend Election Period”) to inform the Company, in writing, that such Warrant Holder affirmatively elects to receive the applicable Asset Dividend, in which case the applicable Warrant Holder shall be entitled to acquire, upon the terms applicable to such Asset Dividends, the aggregate Asset Dividend which the Warrant Holder could have acquired if the Warrant Holder had held the number of Shares acquirable upon complete exercise of this Warrant (on the basis of a cash payment exercise) immediately before the date on which a record is taken for the distribution of such Asset Dividend, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the distribution of such Asset Dividend. In the event a Warrant Holder does not elect, in writing, to receive the applicable Asset Dividend within the Asset Dividend Election Period, the then-current Purchase Price of the Shares acquirable upon complete exercise of this Warrant on the record date set forth in the preceding sentence shall be adjusted downward by an amount equal to the fair market value of the Asset Dividend as of the applicable record date (as determined by the Company’s Board of Directors in good faith).

(e)                Adjustments for Consolidation, Merger, Sale of Assets, Reorganization or Reclassification. In the event the Company, at any time or from time to time while this Warrant is outstanding, (a) shall consolidate with or merge into any other entity and shall not be the continuing or surviving corporation of such consolidation or merger, or (b) shall permit any other entity to consolidate with or merge into the Company and the Company shall be the continuing or surviving entity but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for capital stock or other securities or property of any other entity, or (c) shall transfer all or substantially all of its properties and assets to any other entity, or (d) shall effect a capital reorganization or reclassification of the Common Stock (other than one deemed to result in the issuance of additional Common Stock), then, and in each such event, lawful provision shall be made so that the Warrant Holder shall be entitled to receive upon the exercise hereof at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, in lieu of the Shares issuable upon exercise of this Warrant prior to such consummation, the capital stock and other securities and property to which the Warrant Holder would have been entitled upon such consummation if the Warrant Holder had exercised this Warrant immediately prior thereto. This Section 2.1(e) shall not apply to any merger or consolidation of the Company solely for the purposes of changing the legal domicile or jurisdiction of the Company.

(f)                 Certificate of Adjustment. The Company shall, within a reasonable time period after written request at any time by any Warrant Holder, furnish or cause to be furnished to the Warrant Holder a certificate setting forth adjustments of the Purchase Price and of the number of Shares issuable upon exercise of this Warrant and the amount, if any, of other property at the time receivable upon the exercise of this Warrant.

(g)                No Other Adjustment. The amount of Shares issuable upon exercise of this Warrant and the Purchase Price shall not be adjusted except in the manner and upon the terms and conditions set forth in Section 2 of this Warrant. For clarity purposes, and notwithstanding anything contained herein to the contrary, in no event shall a Warrant Holder be entitled to both a dividend (including an Asset Dividend), distribution, Purchase Right or other payment or right of any kind or nature whatsoever (whether cash, securities, or otherwise) with respect to a Share pursuant to Section 2(c), 2(d) or 2(e) and a corresponding downward adjustment to the Purchase Price of the same Share.

(h)                Exempt Issuances. Notwithstanding the foregoing or anything contained in this Section 2 to the contrary, the provisions of this Section 2 shall not apply to any Exempt Issuance. For purposes hereof, an “Exempt Issuance” shall mean the issuance of Common Stock or Common Stock Equivalents: (i) to employees or directors of, or consultants to, the Company upon approval by the Company’s board of directors or under a stock plan approved by the Company’s board of directors, (ii) upon the exercise or conversion of securities that are issued and outstanding as of the Issue Date, (iii) in full or partial consideration in connection with a bona fide strategic merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a Person, provided such issuance is not for the primary purpose of raising capital by the Company, and provided further the applicable transaction is approved by a majority of directors of the Company or of a special committee of the Company; (iv) in connection with any contingent or conditional indebtedness of the Company arising from or related to any contractual or other obligation of the Company entered into prior to the Issue Date; (v) in connection with any financing undertaken by the Company resulting in gross proceeds of less than two million dollars ($2,000,000); (vi) in connection with a bona fide strategic license or lease agreement, supply agreement, marketing or distribution agreement, or other bona fide partnering arrangement, provided such issuance is not for the primary purpose of raising capital by the Company; or (vii) to a bank or other financial institution pursuant to a bona fide commercial debt financing or to equipment lessor pursuant to a bona fide equipment leasing agreement.

(i)                 Adjustments subject to Stock Exchange Requirements. Any and all amendments and adjustments to the amount of Shares issuable upon exercise of this Warrant and the Purchase Price as contemplated in this Section 2 are subject to, and may only be made in compliance with, the rules of the Canadian Stock Exchange (the “CSE”) or such other exchange on which the Common Stock are listed for trading, as well as all and applicable Canadian and U.S. securities laws.

3.	No Fractional Shares. No fractional Shares will be issued in connection with any exercise hereof. In lieu of any fractional Shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value per Share, as determined in good faith by the Company’s Board of Directors, on the date of exercise.

4.	No Stockholder Rights. This Warrant shall not entitle the Warrant Holder to any of the rights of a stockholder of the Company.

5.	Reservation of Shares. The Company covenants that the Shares of Common Stock issuable upon the exercise of this Warrant have been duly authorized and reserved and, when issued and paid for, will be validly issued, fully paid and non-assessable. The issuance of this Warrant shall constitute full authority to those officers of the Company who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Shares upon the exercise of this Warrant.

6.	Exercise of Warrant.

6.1               Time and Manner of Exercise. This Warrant may be exercised at any time or from time to time on or after the date hereof, but in no event later than the Expiration Date. In order to exercise this Warrant, in whole or in part, the Warrant Holder shall deliver to the Company, at its address specified in Section 10 below, (i) a written notice in the form of Annex A attached hereto of such Warrant Holder’s election to exercise this Warrant, specifying the number of Shares to be purchased, (ii) a wire transfer or a certified or official bank check or checks payable to the order of the Company in an amount equal to the product of the Purchase Price and the number of Shares to be purchased at such time pursuant to the Warrant, and (iii) this Warrant. Upon receipt of such items, the Company shall, as promptly as practicable, and in any event within 20 days thereafter, issue or cause to be issued and delivered to such Warrant Holder a certificate or, if requested by the Warrant Holder, multiple certificates representing the aggregate number of full Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3 above. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and such Warrant Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date that such notice, together with said cash or check or checks and this Warrant, are received by the Company as aforesaid. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of said certificate or certificates, deliver to such Warrant Holder a new Warrant evidencing the rights of such Warrant Holder to purchase the unpurchased Shares, or such other securities as may become subject to the right to purchase by the Warrant Holder under the terms hereof, which new Warrant shall in all other respects be identical to this Warrant.

6.2               Net Settlement (Cashless) Exercise. In any exercise of this Warrant on any date occurring twelve (12) months after the date of issuance of this Warrant, and, provided that the Fair Market Value (as defined below) of the Shares is greater than the Purchase Price of the Shares on such exercise date, in lieu of payment of the aggregate Purchase Price in the manner specified in Section 6.1 above, but otherwise in accordance with the requirements of this Warrant, the Warrant Holder may elect to receive the Shares equal to the value of this Warrant, or portion hereof as to which the Warrant is being exercised. Thereupon, the Company shall issue to Holder such a number of fully paid and nonassessable Shares as is computed using the following formula:

X = Y(A-B) / A

Where:

X = The number of Shares to be issued to the Warrant Holder

Y = The number of Shares with respect to which this Warrant is being exercised

A = The Fair Market Value of the Shares with respect to which this Warrant is being exercised (where “Fair Market Value” equals the average closing volume weighted average price of the Company’s Common Stock on the Canadian Securities Exchange (the “CSE”) or such other principal stock exchange on which the Company’s securities are traded for the 20 trading days immediately preceding the applicable exercise date)

B = The Purchase Price (as calculated in accordance with Section 1.3 hereof)

6.3               Payment of Taxes and Expenses. All Shares issuable upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable, and the Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed in respect of, the issue or delivery thereof, other than any federal, state or local income tax or other tax based upon gross or net income, owed by the Warrant Holder on account of such issuance or delivery. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for Shares in any name other than that of the registered Warrant Holder, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Company’s reasonable satisfaction that no such tax or other charge is due.

7.	Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at the expense of the Warrant Holder, shall execute and deliver, in lieu thereof, a new warrant.

8.	Transfer of Warrant. This Warrant and all rights hereunder are transferable upon surrender of this Warrant properly endorsed; provided that: (a) such transfer must be effected in accordance with applicable securities laws, (b) the Company is, within a reasonable time prior to such transfer, furnished with written notice of the name and address of the transferee and the portion of the Shares issuable upon exercise of this Warrant to which the transferee is entitled, and (c) the Company has approved of such transfer (such approval not to be unreasonably withheld, conditioned or delayed). Upon such surrender, the Company, at the expense of the transferee or transferor hereof, as the transferee and transferor may decide between themselves, will issue and deliver to, on the order of the transferee, a new Warrant in the name of such transferee or as such transferee (on payment by such transferee of any applicable transfer taxes) may direct, calling in the aggregate on the face thereof for the number of Shares called for on the face of the Warrant surrendered.

9.	Miscellaneous. This Warrant shall be governed by the laws of New York. The headings in this Warrant are for purposes of convenience and reference only and shall not be deemed to constitute a part hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

10.	Notice Generally. Any notice, demand or delivery pursuant to the provisions hereof shall be sufficiently given or made if sent by registered or certified mail, postage prepaid, addressed to the Warrant Holder at such Warrant Holder’s last known address appearing on the books of the Company, or, except as herein otherwise expressly provided, to the Company at legal@jushico.com, Attention: Legal Department, or such other address as shall have been furnished to the party giving or making such notice, demand or delivery.

11.	Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND THE WARRANT HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.	Amendment and Waiver.

12.1           Amendment and Waiver. Any provision of the Warrant may be amended, modified or supplemented, and waiver or consents to departures from the provisions of this Warrant may be given, with written consent of both the Company and the holders of Warrants representing greater than fifty percent (50%) of the Shares issuable upon exercise of all then outstanding Warrants.

12.2           Effect of Amendment or Waiver. Any such amendment or waiver shall apply to and be binding upon the Warrant Holder, upon each future holder of this Warrant and upon the Company, whether or not this Warrant shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

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IN WITNESS WHEREOF, the Company has executed and issued this Warrant as of                 , 20__.

JUSHI HOLDING INC., a British Columbia corporation

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

WARRANT HOLDER:

(Printed Name of the Warrant Holder)

(Signature: by authorized officer if a corporation; by authorized member or manager if a limited liability company; by general partner if a partnership; by owner of a sole proprietorship; by the trustee if a trust, by the Holder if an individual)

(Title, if signing on behalf of an entity)

SIGNATURE PAGE TO WARRANT

ANNEX A

NOTICE OF EXERCISE

(To be Executed by the Registered Holder in Order to Exercise the Warrant)

The undersigned hereby irrevocably elects to exercise the right to purchase ________________________________ (       ) shares of Common Stock, no par value, of Jushi Holding Inc., covered by Warrant No. SN- according to the conditions thereof. The undersigned hereby elects to exercise by

          (a) Making payment of the Purchase Price of such shares in accordance with the provisions of Section 6.1 of the Warrant, in full, in the amount of $________________; OR

          (b) Electing to use the net settlement (cashless) exercise provisions of Section 6.2 of the Warrant.

The undersigned understands that the shares being issued hereunder have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws and that such shares may not be sold, transferred, or assigned in the United States except: (i) pursuant to an effective registration thereof under the Act; or (ii) if in the opinion of counsel for the registered owner thereof, which opinion is reasonably satisfactory to the Company, the proposed sale, transfer or assignment may be effected without such registration under the Act and will not be in violation of applicable state securities laws.

Dated:	Printed Name of Registered Warrant Holder:

Signature:

Address: